EXHIBIT 21.1

                         Subsidiaries of the Registrant

NAME OF CORPORATION                        STATE OF INCORPORATION
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Big Entertainment Franchise Corp.                Florida

Fedora, Inc.                                     Iowa

Tekno Books International, LLC                   Wisconsin

Tekno Comix, Inc.                                Florida

Tomorrow, Inc.                                   Wisconsin

Huge Entertainment LLC                           Delaware

Tekno Books(1)

NetCo Partners(2)

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(1) Tekno Books is a general partnership formed under the laws of the State of
    Wisconsin in which the company has a 51% ownership interest.

(2) NetCo Partners is a general partnership formed under the laws of the State of New York in which the Company has a 50% partnership interest.